Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of MVP REIT, Inc. on Form S-11 (File No. 333-180741) of our report dated March 29, 2016 with respect to our audits of the consolidated financial statements of MVP REIT, Inc. as of December 31, 2015 and 2014, and for the each of the two years in the period ended December 31, 2015, which report is included in the Annual Report on Form 10-K of MVP REIT, Inc. filed with the Securities and Exchange Commission. We also consent to the reference to our Firm under the caption “Experts” included in the Registration Statement.

/s/ RBSM LLP

New York, NY
July 20, 2016